EXHIBIT 5.1
                         LEBOEUF, LAMB, GREENE & MACRAE
                                     L.L.P.
                           633 17th Street, Suite 2800
                             Denver, Colorado 80203
                                 (303) 291-2600



                                                 October 22, 1996


Colorado Gaming & Entertainment Co.
1700 Lincoln Street, 49th Floor
Denver, CO 80203

         Re:      Form S-1 Registration Statement (Reg. No. 333-12999)
                  Relating to the Resale of up to 5,138,888 Shares of common stock, $.01 par value per share (the Common Stock) and up to $55,883,000 Principal Amount of 12% Senior Secured Pay-In-Kind Notes Due 2003 (the "Notes") of Colorado Gaming & Entertainment Co.

Gentlemen:

         As your counsel, it is our opinion that the Common Stock and the Notes being registered in the above-referenced Registration Statement on Form S-1
(the "Registration Statement") have been legally issued and are fully paid and non-assessable, except in the case of certain of the Notes that have not yet been issued, which will be legally issued, fully paid and non-assessable when issued in accordance with the terms of such Notes and the governing indenture against payment of any applicable consideration. As your counsel, we hereby consent to the use of our opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement and any amendments thereto.

                                    Very truly yours,


                                   /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.